Exhibit 2.4

DESCRIPTION OF WOORI FINANCIAL GROUP’S AMERICAN DEPOSITARY SHARES

Unless otherwise indicated, all references in this section to “American depositary shares” are to Woori Financial Group American depositary shares, all references to “American depositary receipts” are to Woori Financial Group American depositary receipts, and all references to “shares” are to shares of Woori Financial Group common stock.

Citibank, N.A. is the depositary for the American depositary shares of Woori Financial Group. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American depositary shares represent ownership interests in securities that are on deposit with the depositary and may be represented by certificates that are commonly known as American depositary receipts. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Korea Securities Depository, located in Seoul, Korea.

Citibank, N.A. was appointed as depositary as of January 11, 2019 pursuant to the Second Amended and Restated Deposit Agreement among Woori Financial Group, the depositary, all holders and beneficial owners from time to time of American depositary shares issued thereunder. Woori Bank is also a party thereto solely to amend the existing Amended and Restated Deposit Agreement. A form of the deposit agreement was filed with the SEC on January 11, 2019 under cover of a Registration Statement on Form F-6. You may obtain a copy of the form deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at http://www.sec.gov. All references herein to the deposit agreement are to the Second Amended and Restated Deposit Agreement.

The following is a summary description of the material terms of the American depositary shares of Woori Financial Group and of your material rights as an owner of such American depositary shares. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of American depositary shares will be determined by reference to the terms of the deposit agreement and not by this summary. Please review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of American depositary shares but that may not be contained in the deposit agreement.

Each American depositary share represents the right to receive three shares of Woori Financial Group common stock on deposit with the custodian. An American depositary share also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the American depositary share but that has not been distributed to the owners of American depositary shares because of legal restrictions or practical considerations. Woori Financial Group and the depositary may agree to change the American depositary share-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by owners of American depositary shares. The custodian, the depositary and their respective nominees hold all deposited property for the benefit of the holders and beneficial owners of American depositary shares. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property is, under the terms of the deposit agreement, vested in the beneficial owners of the American depositary shares. The depositary, the custodian and their respective nominees are the record holders of the deposited property represented by the American depositary shares for the benefit of the holders and beneficial owners of the corresponding American depositary shares. A beneficial owner of American depositary shares may or may not be the holder of American depositary shares. Beneficial owners of American depositary shares are able to receive, and exercise beneficial ownership interests in, the deposited property only through the registered holders of the American depositary shares, the registered holders of the American depositary shares (on behalf of the applicable owners of American depositary share) only through the depositary, and the depositary (on behalf of the owners of the corresponding American depositary shares) directly, or indirectly, through the custodian or their respective nominees, in each case in accordance with the terms of the deposit agreement.

As an owner of Woori Financial Group’s American depositary shares, you are party to the deposit agreement and therefore are bound to its terms and to the terms of any American depositary receipt that represents your American depositary shares. The deposit agreement and the American depositary receipt specify Woori Financial Group’s rights and obligations as well as your rights and obligations as owner of American depositary shares and those of the depositary. As a holder of American depositary shares, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the American depositary receipts are governed by New York law. However, Woori Financial Group’s obligations to the holders of Woori Financial Group shares are governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, Woori Financial Group or any of their respective agents or affiliates are required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the American depositary shares (e.g., in a brokerage account vs. as a registered holder, or as a holder of certificated vs. uncertificated American depositary shares) may affect your rights and obligations, and the manner in which, and the extent to which, the depositary’s services are made available to you. As an owner of American depositary shares, you may hold your American depositary shares either by means of an American depositary receipt registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated American depositary shares directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of American depositary shares by the depositary. Under the direct registration system, ownership of American depositary shares is evidenced by periodic statements issued by the depositary to the holders of the American depositary shares. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you hold your American depositary shares through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as American depositary share owner. Banks and brokers typically hold securities such as the American depositary shares through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of American depositary shares. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All American depositary shares held through DTC are registered in the name of a nominee of DTC. This summary description assumes you own the American depositary shares directly by means of an American depositary share registered in your name and, as such, we refer to you as the “holder.” When we refer to “you,” we assume the reader owns American depositary shares.

The registration of the shares in the name of the depositary or the custodian, to the maximum extent permitted by applicable law, vests in the depositary or the custodian the record ownership in the applicable shares with the beneficial ownership rights and interests in such shares being at all times vested with the beneficial owners of the American depositary shares representing the shares. The depositary or the custodian is at all times entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the American depositary shares representing the deposited property.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions Woori Financial Group may make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of American depositary shares held as of a specified record date.

Distributions of Cash

Whenever Woori Financial Group makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Korean laws and regulations.

The conversion into U.S. dollars will take place only if commercially feasible and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever Woori Financial Group makes a free distribution of shares for the securities on deposit with the custodian, it will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new American depositary shares representing the shares deposited or modify the American depositary share-to-share ratio, in which case each American depositary share you hold will represent rights and interests in the additional shares so deposited. Only whole new American depositary shares will be distributed. Fractional entitlements will be sold, and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of additional American depositary shares upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the shares so distributed.

No such distribution of additional American depositary shares will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not commercially feasible. If the depositary does not distribute additional American depositary shares or modify the American depositary share-to-share ratio as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever Woori Financial Group intends to distribute rights to purchase additional shares or any rights of any other nature, the depositary, after consultation with Woori Financial Group and subject to the terms of the deposit agreement, will establish procedures to enable holders to exercise such rights if it is lawful and commercially feasible to make the rights available to holders of American depositary shares. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new American depositary shares upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new shares other than in the form of American depositary shares.

Due to restrictions under Korean law, you will not be entitled to any rights to subscribe for additional shares with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to our common stock and ADSs—Ownership of our common stock is restricted under Korean law” in Woori Financial Group’s Annual Report on Form 20-F for the year ended December 31, 2019.

The depositary will not distribute the rights to you if:

•	Woori Financial Group does not timely request that the rights be distributed to you or Woori Financial Group requests that the rights not be distributed to you;

•	Woori Financial Group fails to deliver satisfactory documents to the depositary; or

•	It is not commercially feasible to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and commercially feasible. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever Woori Financial Group intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, Woori Financial Group will give prior notice thereof to the depositary and will indicate whether Woori Financial Group wishes the elective distribution to be made available to you. In such case, Woori Financial Group will assist the depositary in determining whether such distribution is lawful and commercially feasible.

The depositary will make the election available to you only if it is commercially feasible and if Woori Financial Group has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional American depositary shares, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional American depositary shares, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever Woori Financial Group distributes property other than cash, shares or rights to purchase additional shares, the depositary will, upon receipt of such property other than cash, shares or rights to purchase additional shares, distribute such property to the holders in any manner that it deems commercially feasible, subject to applicable law.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	Woori Financial Group does not request that the property be distributed to you or if Woori Financial Group requests that the property not be distributed to you;

•	Woori Financial Group does not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not commercially feasible.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares

The shares held on deposit for your American depositary shares may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your American depositary shares would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The depositary may in such circumstances deliver new American depositary shares to you, or call for the surrender of outstanding American depositary receipts to be exchanged for new American depositary receipts specifically describing such new property or shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of American Depositary Shares upon Deposit of Shares

The depositary may create American depositary shares on your behalf if you or your broker deposits shares of Woori Financial Group common stock with the custodian. The depositary will deliver these American depositary shares to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian. Your ability to deposit shares and receive American depositary shares may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of American depositary shares may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian.

The depositary will only issue American depositary shares in whole numbers.

When you make a deposit of shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•	The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim.

•	The shares presented for deposit are not, and the American depositary shares issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, Woori Financial Group and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of American Depositary Receipts

As an American depositary receipt holder, you are entitled to transfer, combine or split up your American depositary receipts and the American depositary shares evidenced thereby. For transfers of American depositary receipts, you will have to surrender the American depositary receipts to be transferred to the depositary and also must:

•	ensure that the surrendered American depositary receipt certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

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pay all applicable fees, charges, expenses, taxes and other government charges payable by American depositary receipt holders pursuant to the terms of the deposit agreement, upon the transfer of American depositary receipts.

To have your American depositary receipts either combined or split up, you must surrender the American depositary receipts in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by American depositary receipt holders, pursuant to the terms of the deposit agreement, upon a combination or split up of American depositary receipts.

Withdrawal of Woori Financial Group Common Stock Upon Cancellation of American Depositary Shares

As a holder, you are entitled to present your American depositary shares to the depositary for cancellation and then receive the corresponding number of underlying shares of Woori Financial Group common stock at the custodian’s offices. Your ability to withdraw the shares may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal, including, but not limited to, that such withdrawal of shares is not permitted unless and until such shares are listed on the KRX KOSPI Market. In order to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares, you will be required to pay to the depositary the fees for cancellation of American depositary shares and any charges and taxes payable upon the transfer of the shares of Woori Financial Group common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the American depositary shares will not have any rights under the deposit agreement.

If you hold American depositary shares registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your American depositary shares. The withdrawal of the shares of Woori Financial Group common stock represented by your American depositary shares may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept American depositary shares for cancellation that represent a whole number of shares of Woori Financial Group common stock on deposit.

You have the right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares at any time except for:

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Temporary delays that may arise because the transfer books for the shares or American depositary shares are closed, or (ii) shares of Woori Financial Group common stock are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to American depositary shares or the withdrawal of shares of Woori Financial Group common stock on deposit.

The deposit agreement may not be modified to impair your right to withdraw the shares of Woori Financial Group common stock represented by your American depositary shares except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the shares of Woori Financial Group common stock represented by your American depositary shares. The voting rights of holders of shares of Woori Financial Group common stock are described in the section titled “Description of Woori Financial Group’s Capital Stock” in Woori Financial Group’s Annual Report on Form 20-F for the year ended December 31, 2019.

At Woori Financial Group’s request, the depositary will distribute to you any notice of a shareholders’ meeting received from Woori Financial Group together with information explaining how to instruct the depositary to exercise the voting rights of the shares of Woori Financial Group common stock represented by American depositary shares. In lieu of distributing such materials, the depositary may distribute to holders of American depositary shares instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of American depositary shares, it will endeavor to vote the shares of Woori Financial Group common stock represented by the holder’s American depositary shares in accordance with such voting instructions. To the extent the depositary does not receive timely voting instructions from holders, it will vote the shares represented by the unvoted American depositary shares in the same manner and in the same proportion on each matter as all other shares of Woori Financial Group common stock present or represented at the shareholders’ meeting are voted.

Due to restrictions under Korean law, you are not entitled to instruct the depositary as to the exercise of voting rights with respect to any shares of common stock or other deposited securities represented by your American depositary shares which, when taken together with all other shares of common stock beneficially owned by you and certain of your affiliates, exceeds a certain percentage of the total number of shares of common stock at the time issued and outstanding, or any other limit under Woori Financial Group’s articles of incorporation or applicable law of which Woori Financial Group may from time to time notify the depositary. See “Risk Factors—Risks Relating to our common stock and ADSs—Ownership of our common stock is restricted under Korean law” in Woori Financial Group’s Annual Report on Form 20-F for the year ended December 31, 2019.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As a holder of Woori Financial Group American depositary shares, you are required to pay the following fees under the terms of the deposit agreement:

Services	Fees
Issuance of American depositary shares (e.g., an issuance of American depositary shares upon a deposit of shares, upon a change in the American depositary share(s)-to share(s) ratio, or for any other reason), excluding American depositary share issuances as a result of distributions of shares	Up to $0.05 per American depositary share issued

Cancellation of American depositary shares (e.g., a cancellation of American depositary shares for delivery of deposited property, upon a change in the American depositary share(s)-to-share(s) ratio, or for any other reason)	Up to $0.05 per American depositary share cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per American depositary share held

Distribution of American depositary shares pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional American depositary shares	Up to $0.05 per American depositary share held

Distribution of securities other than American depositary shares or rights to purchase additional American depositary shares (e.g., upon a spin-off)	Up to $0.05 per American depositary share held

American depositary share services	Up to $0.05 per American depositary share held on the applicable record date(s) established by the depositary

As a holder of American depositary shares, you are also responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of shares on the share register and applicable to transfers of shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

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the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, American depositary shares and American depositary receipts; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

American depositary share fees and charges for (i) the issuance of American depositary shares, and (ii) the cancellation of American depositary shares are charged to the person for whom the American depositary shares are issued (in the case of American depositary share issuances) and to the person for whom American depositary shares are cancelled (in the case of American depositary share cancellations). In the case of American depositary shares issued by the depositary into DTC, the American depositary share issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the American depositary shares being issued or the DTC participant(s) holding the American depositary shares being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. American depositary share fees and charges in respect of distributions and the American depositary share services fee are charged to the holders as of the applicable American depositary share record date. In the case of distributions of cash, the amount of the applicable American depositary share fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the American depositary share services fee, holders as of the American depositary share record date will be invoiced for the amount of the American depositary share fees and charges and such American depositary share fees and charges may be deducted from distributions made to holders of American depositary shares. For American depositary shares held through DTC, the American depositary share fees and charges for distributions other than cash and the American depositary share services fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such American depositary share fees and charges to the beneficial owners for whom they hold American depositary shares.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the holder of American depositary shares. Certain depositary fees and charges (such as the American depositary share services fee) may become payable shortly after the closing of this transaction. Note that the fees and charges you may be required to pay may vary over time and may be changed by Woori Financial Group and by the depositary. You will receive prior notice of such changes. The depositary may reimburse Woori Financial Group for certain expenses incurred by Woori Financial Group in respect of the American depositary receipt program, by making available a portion of the American depositary share fees charged in respect of the American depositary receipt program or otherwise, upon such terms and conditions as Woori Financial Group and the depositary agree from time to time.

Amendments and Termination

Woori Financial Group may agree with the depositary to modify the deposit agreement at any time without your consent. Woori Financial Group has undertaken to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. Woori Financial Group does not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the American depositary shares to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Woori Financial Group may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You are bound by the modifications to the deposit agreement if you continue to hold your American depositary shares after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your American depositary shares (except as permitted by law).

Woori Financial Group has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect all distributions received on the shares on deposit, sell property and rights and convert the shares on deposit into cash, and deliver the shares on deposit, together with any distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for American depositary shares surrendered to the depositary (after deducting the applicable fees, charges and taxes). The depositary may sell the securities held on deposit after termination of the deposit agreement. The depositary will hold the proceeds from such sale and any other funds then held for the holders of American depositary shares in an un-segregated account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of American depositary shares still outstanding.

Books of Depositary

The depositary maintains records of the holders of American depositary shares at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the American depositary shares and the deposit agreement.

The depositary maintains in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of American depositary shares. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits the obligations of Woori Financial Group and the depositary to you. Please note the following:

•	Woori Financial Group and the depositary are obligated only to take the actions specifically stated in the deposit agreement in good faith and without negligence.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on behalf of Woori Financial Group or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of American depositary shares, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Woori Financial Group’s notices or for Woori Financial Group’s failure to give notice.

•	Woori Financial Group and the depositary are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.
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Woori Financial Group and the depositary disclaim any liability if Woori Financial Group is prevented or forbidden from acting on account of any law or regulation, any provision of the articles of incorporation of Woori Financial Group, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond the control of Woori Financial Group.

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Woori Financial Group and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in the articles of incorporation of Woori Financial Group or in any provisions of securities on deposit.

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Woori Financial Group and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares of Woori Financial Group common stock for deposit, any holder of American depositary shares or authorized representatives thereof, or any other person believed by either of Woori Financial Group or the depositary in good faith to be competent to give such advice or information.

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Woori Financial Group and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Woori Financial Group shares but is not, under the terms of the deposit agreement, made available to you.

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Woori Financial Group and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	Woori Financial Group and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Taxes

You are responsible for the taxes and other governmental charges payable on the American depositary shares and the securities represented by the American depositary shares. For example, if any securities transaction tax is payable in connection with the transfer of common stock to or from the depositary in exchange for American depositary shares, that tax would be for your account. Woori Financial Group, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue American depositary shares, to deliver, transfer, split and combine American depositary receipts or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify Woori Financial Group, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is commercially feasible, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If, in the reasonable judgment of the depositary, the foreign currency cannot be converted on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

The deposit agreement and the American depositary receipts will be interpreted in accordance with the laws of the State of New York. The rights of holders of shares (including shares represented by American depositary shares) are governed by the laws of Korea.